Exhibit 99.1

Intrusion’s CEO Issues Letter to Shareholders

PLANO, Texas, Jan. 31, 2024 (ACCESSWIRE) - Intrusion, Inc, (Nasdaq: INTZ) a leader in cyber-attack prevention solutions, including zero-days, today issued the following letter to its shareholders from its President & CEO, Tony Scott.

Dear Fellow Intrusion Shareholders,

In advance of the upcoming shareholder vote on several important matters (see below), I wanted to provide you with my personal perspective of the journey we’ve been on, and the rationale behind the proposals that are before you.

Fiscal 2023 was a year marked by multiple key product and financial milestones as we continued to execute our strategy. While the year was filled with its challenges, we are proud of what we were able to accomplish, such as a meaningful increase in bookings, including the finalizing of a major $5 million award, an escalating number of POVs (proof of value) and POCs (proof of concept) in our pipeline, our product development team delivering exciting new capabilities to our suite of products, and the successful closing of a private offering.

During 2023, we also favorably resolved all of the outstanding legal issues we faced at the beginning of the year, including the SEC investigation, the shareholder derivative lawsuit, and the class action lawsuit. Each of these has consumed valuable management time and attention, and cumulatively has been a distraction from our core mission of developing, selling, and supporting innovative cybersecurity technology and services. We are happy to have these issues behind us.

Unfortunately, 2023 was also a year of mostly futile capital-raising activities for Intrusion, in what many have described as the worst capital environment in decades. Despite multiple well-intentioned efforts with three different investment banking firms, we were unable to reach an acceptable deal when the marketing periods for each of the offerings ended. One of the consequences of these failed efforts was the sharp and continued pressure that has been put on our stock by short sellers. We saw record levels of short interest through much of the offering periods and late into the year.

In November 2023, we closed a Private Offering pursuant to which we sold an aggregate of 4.4 million shares of our common stock, each of which was coupled with a warrant to purchase two shares of common stock, at an aggregate offering price of $0.60 per share, above the market price at the time. The Private Offering resulted in net proceeds to Intrusion of approximately $2.4 million, which are being used for working capital and general corporate purposes. Members of our Executive Team, Board of Directors, and several existing shareholders participated in the Private Offering, which we believe demonstrates the confidence that both our organization and our loyal shareholders have in our unique technology. This Private Offering provided some much-needed short-term financing but was only a stop-gap measure in terms of our overall needs for 2024 and beyond.

In addition to our Private Offering, on January 2, 2024, I personally entered into an accounts receivable invoice financing arrangement via a note purchase agreement, in which I purchased from Intrusion a promissory note in the amount of $1.1 million in exchange for delivery of $1.0 million in cash to Intrusion. Not only does this purchase agreement provide favorable terms for Intrusion, but this also demonstrates the confidence I have in Intrusion’s future.

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Regaining Compliance with Nasdaq’s Listing Requirements

In April 2023, we received a letter from Nasdaq indicating that we had failed to meet the Nasdaq Market Value of Listed Securities (or MVLS) standard of $35 million minimum requirement for continued listing on The Nasdaq Capital Market. We were provided an initial period of 180 calendar days to regain compliance. On October 26, 2023, we received a letter from Nasdaq informing us that our shares have failed to comply with the MVLS requirement for continued listing on The Nasdaq Capital Market, and as a result, our shares are subject to delisting. To continue listing on The Nasdaq Capital Market, a company may, as an alternative to the MVLS, maintain stockholders' equity of at least $2.5 million.

We requested a hearing with Nasdaq, which has automatically stayed the delisting of our common stock from The Nasdaq Capital Market, pending a Nasdaq listing qualifications hearing panel's decision.

On September 26, 2023, we received a written notice from The Nasdaq Stock Market notifying us that our closing bid price over the then-last 30 consecutive business days had fallen below $1.00 per share, which is the minimum closing bid price required to maintain listing on The Nasdaq Capital Market under Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Intrusion has 180 calendar days to regain compliance with the minimum bid requirement (the “Grace Period”), or until March 25, 2024, subject to a potential 180 calendar day extension. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive business days within the Grace Period. (Nasdaq has the discretion to monitor for as long as 20 consecutive business days before deeming the Company in compliance).

The Company is considering all options available to it to regain compliance and maintain its listing on the Nasdaq Capital Market. In an effort to regain compliance, on December 15, 2023, the Board of Directors unanimously approved and declared advisable a Reverse Stock Split of our issued and outstanding common stock. We are asking shareholders to approve the Reverse Stock Split at our Special Meeting on March 15, 2024. If approved by shareholders, the Board, in its discretion, may effectuate the Reverse Stock Split at a ratio of no less than 1-for-2 and no more than 1-for-20. If approved by shareholders, the effective date of the Reverse Stock Split will be determined by the Board of Directors and may occur shortly after the Special Meeting.

As part of our plan to meet the $2.5 million stockholders' equity standard, the Company is considering its options, including the possible conversion of certain outstanding debt into preferred stock. Such an arrangement would be subject to the Company and the debt holder entering into a definitive agreement and, depending on the amount of debt to be converted, shareholder approval of certain amendments to the Company's certificate of incorporation that would have the effect of eliminating our currently designated Series 1, 2, and 3 preferred shares, such that we would have 5 million shares of authorized, undesignated, preferred stock.

While there can be no assurance that Intrusion will be able to regain, and thereafter sustain, compliance with Nasdaq’s listing requirements, we believe that the Reverse Stock Split and the ability to reduce our overall debt provide Intrusion with the best option to successfully regain compliance with Nasdaq’s listing requirements. This is why we are asking all shareholders to approve Proposals 1 (Reverse Stock Split) and 2 (elimination of Series 1, 2, and 3 preferred share designations) at the Special Meeting on March 15, 2024. The Board also encourages you to vote in favor of the other proposals being presented at the Special Meeting.

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Promising Sales Pipeline

Cyberattacks have been on the rise worldwide, and as I have previously noted, a large majority of companies have been going through some form of flattening or reduction in growth when it comes to their cybersecurity teams and their budgets. This has put a significant amount of pressure on CIOs and CISOs to keep up with both technology and staffing needs with more limited new resources. We believe that this provides Intrusion with a significant opportunity to step in and help fill the gaps these companies currently have in their technology stack and in their cybersecurity teams to provide them with the needed capability to identify, deflect, and eliminate any cyber threats that they may encounter.

As you may have seen from our recent press release, we are continuing to see an increase in bookings, such as the $5 million multi-year Intrusion Shield agreement with a large telecommunications provider to provide Intrusion Shield support for its data centers. The terms of the award allows for further expansion of the use of Intrusion Shield, with the possibility of generating additional revenue after the completion of the initial set of projects. This new agreement and other contracts signed in recent months are directly related to our growing reseller base which are continuing to lead to new opportunities to showcase our technology and generate new business. Our reseller agreements have also helped us create a robust sales pipeline, and we are focused on converting existing POVs and POCs to revenue-generating customers throughout fiscal year 2024.

It is our belief that with this growing traction in the marketplace for Intrusion’s Shield technology, we will be able to provide both proof points and revenue that will help us secure agreements with larger technology players.

Finally, while government spending decisions continue to be delayed, we remain optimistic about the demand for our products and services in our consulting business, and we believe that we will see some positive consulting customer growth, as well as the opportunity for rate increases and other revenue generating enhancements to existing customers.

In summary, our commitment to our employees, customers, shareholders, and other stakeholders has never wavered. We are moving forward with a clear vision for the future, and we are focused on transforming that vision into action through compelling products and innovative strategies that position us to capitalize on the robust opportunities in our evolving marketplace. I wish to thank our Board of Directors for their continued stewardship and guidance; our employees for their tireless dedication to our mission; and our customers and shareholders for their continued support. We are excited about the future here at Intrusion, and we look forward to sharing additional updates during our fourth quarter earnings call in March.

Sincerely,

Tony Scott, President & CEO

Intrusion, Inc.

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About Intrusion, Inc.

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working with government entities, the company released its first commercial product in 2021. Intrusion Shield allows businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known or unknown malicious connections from entering or exiting a network to help protect against zero-day and ransomware attacks. Incorporating Intrusion Shield into a network elevates an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitations, comments about the performance of protections provided by our Intrusion Shield product and any other words that react to management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof. They involve several risks and uncertainties, including, without limitation, the chances that our products and solutions do not perform as anticipated or do not meet with widespread market acceptance. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion, Inc.

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